Exhibit 4.24

SHARE PURCHASE AGREEMENT

BY AND AMONG

SYNERON MEDICAL LTD.

ULTRASHAPE MEDICAL LTD.

AND

ULTRASHAPE LTD.

Dated as of February 8, 2012

i

4.20	Brokers’ Fees	25
4.21	Related Party Transactions	25
4.22	Real Property.	25
4.23	Permits	26
4.24	Anti-Bribery Law	26
4.25	Government Funding	26
4.26	Clinical and Regulatory Compliance.	27
4.27	Disclosure	29

Article 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER		29

5.1	Organization; Power and Authority; Enforceability	29
5.2	No Conflict; Consents and Approvals	29
5.3	Experience; Receipt of Information.	29
5.4	Funds.	29
5.5	Investor Representation.	30

Article 6 COVENANTS		30

6.1	Maintenance of Business	30
6.2	Conduct of Business	30
6.3	Notification.	31
6.4	Regulatory Permits	32
6.5	Necessary Consents	32
6.6	Litigation	32
6.7	Access to Information	32
6.8	Satisfaction of Conditions Precedent	32
6.9	Books and Records	32
6.10	Further Assurances	32
6.11	Taxes.	33
6.12	Publicity	33
6.13	Confidentiality	33
6.14	Nonsolicitation	34
6.15	No Bankruptcy Event.	34
6.16	Change of Name.	34

Article 7 CONDITIONS TO CLOSING		34

7.1	Conditions Precedent to the Buyer’s Obligations	34
7.2	Closing Deliverables to Buyer.	35
7.3	Conditions Precedent to the Seller's and the Company’s Obligations	36
7.4	Closing Deliverables to Seller	37

Article 8 SURVIVAL AND INDEMNIFICATION		37

8.1	Survival.	37
8.2	Indemnification.	37
8.3	No Right of Contribution	38
8.4	Procedure for Claims	38
8.5	Claim by Yokneam Illit Municipality.	39
8.6	Claim for Bonuses.	39

Article 9 TERMINATION		39

9.1	Termination	39
9.2	Effect of Termination	40

Article 10 MISCELLANEOUS		40

10.1	Notices	40
10.2	Entire Agreement; Amendments and Waivers	41
10.3	Assignment	42
10.4	Choice of Law	42
10.5	Representation By Counsel	42
10.6	Service of Process; Consent to Jurisdiction.	42
10.7	Attorney Fees	42
10.8	Invalidity	43
10.9	Expenses	43
10.10	No Third Party Beneficiaries	43
10.11	Remedies Cumulative; Specific Performance	43
10.12	No Strict Construction	43
10.13	Headings	43
10.14	Counterparts	43
10.15	Time is of Essence	43

EXHIBITS AND SCHEDULES

Schedule A	Company Disclosure Schedule

Exhibit 7.2(a)	Waiver and Release
Exhibit 7.2(c)(ii)	Share Transfer Deed
Exhibit 7.2(d)	Seller Legal Opinion
Exhibit 7.2(f)	Company Corporate Resolutions
Exhibit 7.2(g)	Seller Corporate Resolutions
Exhibit 7.4(a)	Buyer Legal Opinion

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 8, 2012 by and among (i) ULTRASHAPE LTD., an Israeli private company (the “Company”), (ii) SYNERON MEDICAL LTD. an Israeli public company (the “Buyer”), and (iii) ULTRASHAPE MEDICAL LTD., an Israeli public company (the “Seller”).  Each of the Company, the Buyer and the Seller is referred to herein as a “Party,” and collectively, as the “Parties.”

RECITALS

WHEREAS, (a) the Seller owns 1,000,000 Company Ordinary Shares (the “Shares”); and (b) other than the Shares, there are no other equity securities or equity derivative securities of the Company outstanding;

WHEREAS, the Seller desires to sell the Shares to the Buyer, and the Buyer desires to purchase the Shares from the Seller; all subject to the terms and conditions of this Agreement; and

WHEREAS, in order to induce each other to enter into this Agreement, the Parties have agreed to execute, deliver and perform certain obligations under this Agreement and the Ancillary Agreements.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, including any Subsidiary of such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, as trustee or executor, by Contract or otherwise.

“Ancillary Agreements” means the Retention Agreements, Waiver and Release, and the other agreements, documents, instruments and certificates delivered or to be delivered pursuant to or in connection with this Agreement.

“Bankruptcy Event” means any of the following events: (i) the Seller shall apply for or consent to the appointment of any liquidator, receiver, trustee or administrator for all or a substantial part of its business, properties, assets or revenues; (ii) a liquidator, receiver, trustee or administrator shall be appointed for Seller; (iii) Seller shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding; (iv) a bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding shall be instituted against Seller; or (v) Seller shall call a creditors' meeting for the purpose of entering into an arrangement with them.

“Business” means the business of the Company as conducted and as proposed to be conducted by the Company, including the design, development, testing, marketing, manufacturing, commercialization, provision, distribution, licensing, maintenance and support of the Company Products and the operation of any Web sites related thereto.

“Business Day” means any day other than a Saturday or other day on which banks in the State of Israel are required to be closed.

“Buyer Indemnified Parties” means the Buyer, its officers (or Persons fulfilling equivalent positions) and directors (or Persons fulfilling equivalent positions);

“Company Articles of Association” means the Amended and Restated Articles of Association of the Company that were duly adopted and are currently in effect, as filed with the Israeli Registrar of Companies upon its incorporation.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Material Adverse Effect” means any event, change, development or state of facts that (i) is or would reasonably be expected to be, either individually or in the aggregate, materially adverse to the business, assets, Liabilities, operations, conditions (financial or otherwise) or prospects of the Company, or (ii) would or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or alter any of the transactions contemplated by this Agreement.

“Company Ordinary Shares” means the Ordinary Shares, nominal value NIS 0.01 per share, of the Company.

“Confidentiality Agreement” means that certain Confidential Disclosure Agreement dated as of August 17, 2011 between the Buyer and the Company.

“Consent” means any required approval, consent, ratification, permission, permit, waiver or authorization (including by any Governmental Authority).

“Contract” means any written or oral, legally binding agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, informed consent, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.

“Damage” means any claim, demand, Liability, loss, damage, injury, settlement, award, fine, penalty, judgment, remediation and costs, fees or expenses (including attorney, consultant and expert fees and expenses), but excluding consequential damages.

“Employees” means all officers and directors of the Company and all other Persons employed by the Company on a full or part-time basis, whether on active status or on leaves of absence.

“Environmental Law” means any Law which regulates or relates to (i) the protection or clean up of the environment; (ii) the use, treatment, storage, transportation, handling, disposal or release of hazardous substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (iii) the health and safety of Persons or property, including protection of the health and safety of employees.

"FDA" means the United States Food and Drug Administration.

 “Governmental Authority” means any government, any governmental entity, governmental department, governmental commission, governmental board, governmental agency or governmental instrumentality, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether national, state, provincial, local or foreign.

"IFRS" means the International Financial Reporting Standards.

“Intellectual Property” means all inventions, technology, Trade Secrets, Software, proprietary information, materials, works of authorship, or the like.

“Intellectual Property Registrations” means all applications, registrations, and the like related to the Intellectual Property Rights owned or purported to be owned by the Company.

“Intellectual Property Rights” means all rights associated with Intellectual Property, including any or all of the following and all rights in, arising out of, or associated therewith, including all such rights used in the operation of the Business: (i) any and all United States, international and foreign patents and/or applications which may be granted on or claim priority of (or serve as the basis for a priority by) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, together with all priority rights and counterpart applications under any existing or future international patent conventions, agreements or treaties; (ii) all rights in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, technology, technical information, data and customer lists, engineering procedures and all documentation relating to any of the foregoing; (iii) all rights in trademarks, service marks and trade names, domain names and registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all rights in works of authorship or copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (v) all rights in industrial designs and any registrations and applications therefor throughout the world; and (vi) any similar or equivalent rights to any of the foregoing anywhere in the world, together with the goodwill and the business appurtenant thereto and any rights, claims or choses in action relating to or deriving from any of the foregoing.

 “ITO” means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and all rules and regulations promulgated thereunder.

“Key Employees” mean each of Lior Greenbaum, Benzi Shakruka, Vladimir Golnd, Doron Kopel, Amir Ben David, Sima Witman, Rozi Bachar, Aviv Oren, Avraham Huppert, Maya Naftali and Ziv Asa.

“Knowledge,” “to the Knowledge of” or “Known” shall mean the knowledge of each of Alon Maor, Avi Huppert, Asaf Eyal and Zvi Ben-David,  or matters that should reasonably be expected to be known by the foregoing in the ordinary course of the discharge of their responsibilities or duties on behalf of or with respect to the Company and/or the Seller.

“Laws” means all Israel and other national, state, provincial, local and foreign statutes, laws, ordinances and codes; and all rules, regulations and policies promulgated by any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used in the Company’s Business.

“Liability” means, as to any Person, any debt, adjudicated adverse claim, liability, obligation or commitment of such Person of any kind or nature, whether direct or indirect, fixed, absolute or contingent, determined or determinable, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, asserted or unasserted, or known or unknown, and regardless of whether arising out of or based upon contract, tort, strict liability, statute or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, title defect, voting trust agreement, restriction, condition, easement, Tax assessment, agreement to sell or purchase, preemptive right, right of refusal, co-sale right, right of possession or use, security interest, encumbrance, ownership interest, claim, option, lien, lease, charge or third party right of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, including any Contract to give or grant any of the foregoing.

“Net Cash Reserves” means the total value of the cash reserves accrued on the Company’s balance sheet as of Closing, as certified in accordance with Section 7.1(m) below.

“Open Source Material” mean any Software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License). “Order” means any award, decision, judgment, injunction, order, ruling, subpoena, decree, charge or verdict entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permits” means all certifications (including those of standards-setting organizations), licenses, permits, franchises, approvals, authorizations, notices to, Consents or Orders of, or filings with, any trade association, any standards-setting organization, or any Governmental Authority, necessary or desirable for the past, present or anticipated conduct or operation of the business of the Company or ownership of the assets of the Company.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, association or other entity, including any Governmental Authority.

“Proceeding” means any claim, action, suit, proceeding (including arbitration and mediation) or investigation, whether civil, criminal or administrative.

"Purchase Price" means US$12 million.

 “Software” means all computer programs (whether in source code or object code form), data bases, compilers, compilations, software libraries, source code annotations, software architecture designs, layouts and development tools and the programmers’ notes or logs, user, operator and training manuals, and instructions related to any of the foregoing.

“Subsidiary” means, with respect to any Person, (i) any corporation or other legal entity of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members to the board of directors, or other Persons performing similar functions with respect to such corporation or other legal entity, is held, directly or indirectly, by such Person or (ii) any partnership or limited liability company of which (A) such Person is a general partner or managing member or (B) such Person possesses a 50% or greater interest in the total capital or total income of such partnership or limited liability company.

“Tax” or “Taxes” means any federal, state, local, municipal or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital gain, franchise, profits, escheat, withholding, social security, national insurance, unemployment, disability, real property, personal property, unclaimed property, purchase, betterment, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

 “Tax Return” means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Trade Secrets” means  all confidential or business information of the Company, of any nature, including any formula, pattern, compilation, program, device, method, technique, or process, that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy and that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, or (ii) gives to the owner thereof a business advantage over its competitors.  “Trade Secrets” shall include know-how, research and development information, business plans, specifications, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information.

1.2           Additional Defined Terms. As used in this Agreement, the following terms shall have the meanings defined in the introduction, Preamble, Recitals or Section as indicated below:

“Accounts Receivable”	Section 4.9
“Agreement”	Preamble
“Benefit Plan”	Section 4.16(a)
“Buyer”	Preamble
"Cash Flow Statement"	Section 7.2(e)
“Claim”	Section 8.4
“Claim Notice”	Section 8.4
“Closing”	Section 2.3
“Closing Date”	Section 2.3
“Company”	Preamble
“Company Disclosure Schedule”	Article 4
“Company Financial Statements”	Section 4.7(a)
“Company License”	Section 4.11(c)
“Company Products”	Section 4.11(b)
“Confidential Information”	Section 6.18
"Disclosure Schedules"	Section 6.3(b)
“Government Authorizations”	Section 4.26(a)
“Government Programs”	Section 4.26(g)
“Grants”	Section 4.25
“Indemnified Party”	Section 8.4

“Indemnifying Party”	Section 8.2(a)
“Investment Center Confirmation”	Section 4.25
“Investment Center”	Section 4.25
“ITA”	Section 4.10(e)
“Lease”	Section 4.22(b)
“Material Contracts”	Section 4.12(a)
“OCS”	Section 4.25
“Party” or “Parties”	Preamble
“Pre-Closing Period”	Section 6.1
“Private Insurance Programs”	Section 4.26(g)
“Waiver and Release”	Section 7.1(f)
"Representatives"	Section 6.12
"Retention Agreement"	Section 7.1(i)
“Seller”	Preamble
“Shares”	Recitals
"TASE"	Section 3.7
“Third Party Claim”	Section 8.4
“Transfer Taxes”	Section 6.11(a)
“Withholding Certificate”	Section 2.4

1.3           Interpretation.  In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a)           references to “Articles,” “Sections,” “Schedules” and “Exhibits” are references to articles, sections or subsections, schedules and exhibits of this Agreement;

(b)           references to any Person include references to such Person’s successors and permitted assigns;

(c)           words importing the singular include the plural and vice versa;

(d)           words importing one gender include the other gender;

(e)           references to the word “including” do not imply any limitation;

(f)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)           references to “$” or “dollars” refer to U.S. dollars and references to “NIS” or “shekels” refer to New Israeli Shekels; and

(h)           references to any specific provision of any Law shall also be deemed to be references to any successor provisions, amendments thereof or any rules or regulations promulgated thereunder.

ARTICLE 2
PURCHASE OF SECURITIES

2.1           Purchase and Sale of Securities.

(a)           Sale of Shares.  Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer and assign to the Buyer, and the Buyer shall purchase from the Seller, all right, title and interest in and to the Shares, free and clear of all Liens.

(b)           No Other Securities.  The Company and the Seller acknowledge, confirm and agree that, as a result of the foregoing, as of the Closing, the Buyer will own all of the issued and outstanding equity of the Company and all of the issued and outstanding securities convertible, exercisable or exchangeable therefor (whether vested or unvested).

2.2           Consideration.

Payment at Closing. Subject to Section 2.4, in full consideration for the sale and transfer by the Seller of the Shares to the Buyer, at the Closing the Buyer shall pay the Seller, by check or wire transfer, the Purchase Price.

2.3           Closing; Deliverables.

(a)           Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., as promptly as practicable (and in any event within two (2) Business Days) after the conditions set forth in Article 7 are satisfied (other than those conditions which by their nature are normally satisfied at the Closing) or waived, or such other time and place that is agreed to in writing by the Seller and the Buyer (the “Closing Date”).

(b)           Deliveries at the Closing by the Company and the Seller.  At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 7.3, the Seller and the Company will deliver or cause to be delivered the instruments, Consents, certificates and other documents required of them by Section 7.1 and 7.2.

(c)           Deliveries at the Closing by the Buyer.  At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 7.1, the Buyer will deliver or cause to be delivered the instruments, Consents, certificates and other documents required of it by Section 7.4.

2.4           Withholding.  The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Seller, such amounts as the Buyer shall determine in its sole and absolute discretion that it is required to deduct and withhold under the ITO or any Tax Law, with respect to the making of such payment; provided, however, that if, at least three (3) Business Days prior to the Closing Date, the Seller shall have delivered to Buyer a Withholding Certificate, Buyer shall withhold from the consideration otherwise payable pursuant to this Agreement to the Seller such amounts in accordance with the Withholding Certificate. The Buyer shall cause any withheld amounts to be paid to the proper taxing authorities in accordance with applicable Laws not earlier than three (3) Business Days prior to the last day on which such transfer is required.  The above notwithstanding, the Buyer shall release any such withheld amounts (or such applicable portion thereof) not yet remitted to the taxing authorities to the Seller in accordance with a Withholding Certificate provided by the Buyer at least three (3) Business Days prior to the last day on which the amounts so withheld must be transferred to the taxing authorities. The Buyer shall be entitled to convert the withheld amounts into New Israeli Shekels at the bank exchange rate offered at the time of exchange by the relevant bank at any time following Closing, at its discretion, and in such case any subsequent release of funds to Seller shall be made in New Israeli Shekels based on such exchange rate,

 “Withholding Certificate” means a certificate or ruling issued by the Israeli Income Tax Authority (including a ruling allowing the transfer of the withholding tax amount to a trustee) which is sufficient to enable the Buyer to conclude that no withholding (or reduced withholding) of Israeli tax is required with respect to the Seller.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
CONCERNING THE SELLER

The Seller hereby represents and warrants to the Buyer that each of the statements contained in Sections 3.1, 3.2, 3.5 and 3.6  is true and correct as of the date hereof and as of the Closing as though made on and as of the Closing Date, except to the extent such representations and warranties relate to an earlier date, and that each of the statements contained in the other provisions of this Article 3 is, to their Knowledge, true and correct as of the date hereof and as of the Closing as though made on and as of the Closing Date, except to the extent such representations and warranties relate to an earlier date.

3.1           Organization; Power and Authority; Enforceability.  The Seller is a company duly organized and validly existing under the Laws of the State of Israel.  The Seller has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and has taken all actions necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which the Seller is party has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms.

3.2           Title to Shares. The Seller is the sole and lawful beneficial and record owner of the Shares, free and clear of all Liens, and, at the Closing, will transfer and deliver to the Buyer good and marketable title to the Shares, free and clear of all Liens.  The Shares were purchased by the Seller in accordance with all applicable Laws, were duly and validly issued, are fully paid for and are nonassessable. The Seller does not have nor has Seller granted any preemptive or other rights, options, warrants or other agreements or commitments other than this Agreement to sell or acquire any securities of the Company or obligations convertible into or exchangeable for any securities of the Company.  There is no Proceeding before any Governmental Authority now pending or, to the Seller's Knowledge, threatened against the Seller which would adversely affect its rights in and to the Shares or the ability of the Seller to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which the Seller is a party.

3.3           No Conflict; Consents and Approvals.  The Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of its articles of association or other governing documents, (b) violate or conflict with any Order or Law applicable to Seller, (c) conflict with, result in a breach of or constitute a default under (with or without notice or the passage of time), result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Seller is a party or by which it is bound or to which any of its properties or assets is subject or (d) result in the imposition of any Lien upon any properties or assets of the Seller.  No declaration, filing or registration with, approvals or Consents of or assignment by any Persons (including any Governmental Authority) are necessary to be made or obtained in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by the Seller or the consummation of the transactions contemplated hereby or thereby.

3.4           Restrictions. Except for (i) this Agreement and the Ancillary Agreements executed in connection herewith, and (ii) the Company's Articles of Association, there are no Contracts restricting the voting, dividend rights or disposition of the Shares or otherwise granting any Person any right in respect of the Shares. The Seller is not party to or bound by any Contracts relating to the Shares.

3.5           Company Intellectual Property Rights and Regulatory Permits.  Neither Seller nor Ultrashape, Inc., nor any of the Seller's directors, officers, agents, successors or assigns has any right or interest (including, without limitation, any ownership right) in or to any Company Intellectual Property or Company Intellectual Property Right or regulatory Permit or application regarding the Company Products.

3.6           Brokers’ Fee.  The Seller has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

3.7           Public Filings. Since January 11, 2010, the Seller has filed all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference) required by applicable Law to be filed by it with, or furnished to, the Israeli Securities Authority and Tel-Aviv Stock Exchange (the "TASE") (all such filings (including those that the Seller may file subsequent to the date hereof) the “Seller Securities Reports”). As of their respective dates, the Seller Securities Reports, as such relate to the Company and its Business (i) were prepared in accordance and complied with the requirements of applicable Law, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not required to file any forms, reports or other documents with any securities authority.

3.8           Disclosure.  The representations and warranties of the Seller contained in this Agreement and the Ancillary Agreements (including the Company Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Agreement and the Ancillary Agreements (including the Company Disclosure Schedule) not false or misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

The Company and the Seller, jointly and severally, hereby represent and warrant to the Buyer that each of the statements contained in Sections 4.1(a), 4.2, 4.5 and 4.20 is true and correct as of the date hereof and as of the Closing as though made on and as of the Closing Date, except to the extent such representations and warranties relate to an earlier date, and that each of the statements contained in the other provisions of this Article 4 is, to their Knowledge, true and correct as of the date hereof and as of the Closing as though made on and as of the Closing Date, except to the extent such representations and warranties relate to an earlier date, in each case subject to the disclosures made in the disclosure schedule of the Company (the “Company Disclosure Schedule”) delivered to the Buyer concurrently with the execution and delivery of this Agreement and attached hereto as Schedule A.  The disclosures included in any section of the Company Disclosure Schedule shall be numbered to correspond to the applicable sections and subsections of this Article 4.

4.1           Organization and Qualification.  4.1(a) The Company is a limited private company organized, validly existing under the Laws of the State of Israel and the annual fees of the Company payable to the Companies Registrar (Rasham Hachavarot) in Israel have been paid to date or will be paid prior to Closing.  The Company is duly authorized to conduct business under the Laws of each other jurisdiction where such qualification is required, if any.  The Company has all necessary corporate or similar power and authority and Consents: (a) to conduct its business in the manner in which its business is conducted and proposed to be conducted, (b) to own and use its assets in the manner in which its assets are owned and used and proposed to be owned and used, and (c) to perform its obligations under any Contract by which it is bound.  The Company has delivered to the Buyer accurate and complete copies of the Company Articles of Association, and other charter, organizational or governing documents of the Company, each as amended and in effect as of the date hereof and as of the Closing Date. A list of the current officers and directors of the Company, including their titles and a designation of the Chairman of the Board of Directors, is set forth in Section 4.1(a) of the Company Disclosure Schedule.

4.1(b) Except as set forth in Section 4.1 (b) of the Company Disclosure Schedule there are no outstanding Liens on the assets of the Company and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not give rise to the creation of any Liens over any assets of the Company.  There has not been any violation of any of the provisions of any of the Company's Articles of Association or other charter, organizational or governing documents, and the Company has not taken any action that is inconsistent with any resolution adopted by the shareholders or the board of directors (including any committee thereof) of the Company. The Company has not operated under any other business names.

4.2           Power and Authority; Enforceability.  The Company has all necessary corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and has taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  This Agreement and each Ancillary Agreement to which the Company is party have been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms.

4.3           No Conflict; Consents and Approvals.  The Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the Company Articles of Association or any other charter, organizational or governing document of the Company, (b) violate or conflict with any Order or Law applicable to the Company, (c) conflict with, result in a breach of or constitute a default under (with or without notice or the passage of time), result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which it is bound or to which any of its properties or assets is subject or (d) result in the imposition of any Lien upon any properties or assets of the Company.  No declaration, filing or registration with, waivers, approvals or Consents of or assignment by any Persons (including any Governmental Authority) are necessary to be made or obtained in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by the Company or the consummation of the transactions contemplated hereby or thereby.

4.4           Subsidiaries.  A list of the Company's Subsidiaries is attached in Section 4.4 of the Company Disclosure Schedule. All references to the "Company" in this Article 4, other than Section 4.5, and in Sections 6.1 and 6.2, shall be deemed to refer to the Company and its Subsidiaries, jointly and severally, provided that in connection with the Subsidiaries, the reference in Section 4.1 to "the State of Israel" shall be deemed to refer the applicable Subsidiary's jurisdiction of incorporation.  The Company (i) does not own, directly or indirectly, any interest or investment in the form of debt, equity or capital stock in, or is subject to any Contract to provide for or to make any such interest or investment in, any other Person and (ii) has not, and has not been at any time, a participant in any joint venture, partnership or similar arrangement with any other Person.

4.5           Capitalization.

(a)           Share Capital.  The registered share capital of the Company is NIS 100,000, divided into 10,000,000 Company Ordinary Shares, of which 1,000,000 shares are issued and outstanding.  All of the issued and outstanding Company Ordinary Shares are held by the Seller free and clear of all Liens and other third party rights.  The Company has not repurchased any shares of Company Ordinary Shares and does not hold any shares of Company Ordinary Shares in its treasury.  All of the outstanding shares of Company Ordinary Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable Laws including applicable securities Laws.  The rights, preferences and privileges of the Company Ordinary Shares are as set forth in the Company Articles of Association.

(b)           No Other Rights.  Except as set forth in the Company Articles of Association: (i) none of the outstanding Company Ordinary Shares is entitled or subject to any preemptive right, right of first offer or any similar right created by the Company or imposed under applicable Law with respect to the share capital of the Company; (ii) none of the outstanding Company Ordinary Shares is subject to any right of first refusal in favor of the Company or any other Person; (iii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Ordinary Shares; (iv)  there are no authorized or outstanding options, warrants, conversion rights, exchangeable rights, purchase rights, subscription rights or other Contracts or commitments that would obligate the Company to issue, sell or otherwise cause to become outstanding any additional shares of Company Ordinary Shares or any other equity securities of the Company; (v) no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of securities by the Company; and (vi) the Company is not under any obligation, or bound by any Contract, pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Ordinary Shares.

(c)           No Other Securities.  The Shares constitute all of the issued and outstanding equity of the Company and all of the issued and outstanding securities convertible, exercisable or exchangeable therefor (whether vested or unvested).

4.6           Title to Properties and Assets; Liens

The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the Company Financial Statements or acquired by it since September 30, 2011 (other than property and assets disposed of in the Ordinary Course of Business since such date), and good leasehold interests in its leased assets, in each case and except as set forth in Section 4.1(b)  of the Company Disclosure Schedule, free and clear of all Liens. A list of the Company's properties and assets is set forth in Section 4.6 of the Company Disclosure Schedule.  The Company is in compliance with each lease to which it is a party or is otherwise bound.  The tangible assets and properties of the Company are fit for the uses to which they are being put.  The assets and properties of the Company are sufficient for the conduct of the Company’s businesses as conducted and as proposed to be conducted.

4.7           Financial Statements; Remaining Liabilities.

(a)           Company Financial Statements.  The Company has delivered to the Buyer the Seller's consolidated audited annual financial statements and accompanying notes for the year ended December 31, 2010 and the Seller's unaudited but reviewed financial statements for the period ended September 30, 2011 (the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with IFRS throughout the periods covered thereby.  The Company Financial Statements accurately present the financial condition of the Company at and as of the dates indicated, are correct and complete and are consistent with the financial books and records of the Company.  The financial books of account and other financial records of the Company are accurate, up-to-date, true and complete and have been maintained in accordance with sound business practices and all applicable Laws.

(b)           Financial Reporting.  All proper and necessary books of account and accounting records have been maintained by the Company, are in its possession and contain accurate information, and have been kept in a manner that enables the Company to prepare its Financial Statements in accordance with IFRS.  The Company’s financial reporting procedures are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Financial Statements and to:  (i) ensure that transactions are executed in accordance with management’s general or specific authorization; (ii) ensure that transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with IFRS; and (iii) maintain accountability of the assets of the Company.  The Company has provided to Buyer all access to documentation in its possession related to the Company’s internal control over financial reporting.

(c)           No Liabilities.  Except as set forth in the Company Financial Statements, the Company does not have any financial Liability or obligation. The Company has never guaranteed any debt or other obligation of any other Person.

(d)           Cash Flow Statement. The Cash Flow Statement accurately presents the financial forecast of the Company for the month of February 2012 in all material respects and is consistent with the financial books and records of the Company.

4.8           Absence of Certain Changes.  Except as set forth in Section 4.8  of the Company Disclosure Schedule, since September 30, 2011, the Company has operated its business in the Ordinary Course of Business, and:

(a)           there has not been any Company Material Adverse Effect;

(b)           the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible;

(c)           the Company has not entered into any Contract (or series of related Contracts) which could involve more than $50,000 (or its equivalent in NIS) or outside the Ordinary Course of Business and (ii) no Person (including the Company) has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) which could involve a loss of more than $50,000 (or its equivalent in NIS) to the Company, to which the Company is a party or by which it is bound;

(d)           the Company has not permitted the imposition of any Lien upon any of its assets, tangible or intangible;

(e)           the Company has not made any single capital expenditure either involving more than $50,000 (or its equivalent in NIS) or outside the Ordinary Course of Business;

(f)           the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions);

(g)           the Company has not acquired assets of any other Person outside of the Ordinary Course of Business;

(h)           the Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(i)           the Company has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $50,000 (or its equivalent in NIS) or outside the Ordinary Course of Business;

(j)           the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k)           there has been no change made, proposed or authorized with respect to the Company Articles of Association or other charter, organizational and governing documents of the Company;

(l)           except as contemplated by this Agreement or the Ancillary Agreements, the Company has not declared, set aside or paid any dividend or made any distribution (whether in cash or in kind) with respect to any of its share capital or redeemed, purchased or otherwise acquired any of its share capital or other securities;

(m)           the Company has not experienced any Damage (whether or not covered by insurance) to its property;

(n)           the Company has not made any loan to, or entered into any other transaction with, any of its shareholders, employees or their Affiliates;

(o)           the Company has not (i) entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement or (ii) made any other change in employment terms for any of its shareholders, employees or their Affiliates;

(p)           the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its employees or their Affiliates (or taken any such action with respect to any other Benefit Plan);

(q)           there has been no new, or change in, any Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, change in any annual Tax accounting period, adoption or change in any method of Tax accounting, filing of any amended Tax Return or of any other Tax Return, entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender of any right to claim a Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(r)           the Company has not made or pledged to make any charitable or other capital contribution; and

(s)           the Company has not committed to any of the actions described in clauses (a) through (r) above.

4.9           Accounts Receivable.  All accounts receivable of the Company that are reflected on the Company Financial Statements or on the accounting records of the Company as of the date hereof and as of the Closing Date (collectively, the “Accounts Receivable”) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business.  Unless paid prior to the date hereof, the Accounts Receivable are or will be as of the Closing Date collectible net of the reserves shown on the Company Financial Statements or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice).  Except as set forth in Section 4.9 of the Company Disclosure Schedule there is no outstanding contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Section 4.9 of the Company Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date hereof, which list also sets forth the aging of such Accounts Receivable.

4.10         Taxes.

(a)           Filing of Tax Returns.  The Company has timely filed with the appropriate Tax authorities all Tax Returns required to be filed.  All such Tax Returns are complete and accurate in all respects.  All Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been paid. The Company is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b)           Tax Liability. Since the date of the most recent Company Financial Statements, the Company has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice. Buyer and the Company will not have any Liability, and will not incur any loss, expense or cost, by reason of any Taxes arising out of (i) the Business as conducted by the Company prior to the Closing Date, (ii) any other operations or activities of the Company whether conducted prior to the date hereof or hereafter or (iii) the consummation of the transactions contemplated hereby.

(c)           Audits, Investigations or Claims.  No deficiencies for Taxes of the Company have been claimed, proposed or assessed by any Taxing authority or other Governmental Authority.  There are no pending or threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes of the Company, and there are no matters under discussion with any Governmental Authorities with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company. The Company has delivered or made available to Buyer complete and accurate copies of foreign, federal, state and local Tax Returns of the Company (and any predecessors) for all open years, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company (and any respective predecessors).  The Company has not (nor has any predecessor) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.  No power of attorney with respect to any Taxes has been executed or filed with any Tax authority.

(d)           Liens.  There are no Liens for Taxes on any assets of the Company.

(e)           Tax Sharing Agreements; Closing Agreements; Tax Rulings.  There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company.  No closing agreements, private letter rulings, Tax decision or ruling issued by the Israeli Tax Authority (the “ITA”) or relevant Governmental Authority, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company or any of their respective businesses, properties or assets.

(f)           VAT and Sales Tax. The Company has duly collected all amounts on account of any sales transfer Taxes or VAT, including goods and services, harmonized sales and provincial or territorial sales Taxes, required by Law to be collected by it, and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it. The Company has not refunded or deducted any amount of VAT that it was not entitled to deduct or refund.

(g)           Other Entity Liability.  The Company  has no Liability for the Taxes of any Person (other than Taxes of the Company) (i) as a transferee or successor, (ii) by Contract or (iii) otherwise.

(h)           Withholding.  The Company has complied with all Laws related to the payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(i)            Permanent Establishment.  The Company (i) has not engaged in a trade or business, (ii) does not have (or has had) a permanent establishment within the meaning of any applicable Tax treaty or convention and (iii) has not otherwise become subject to Tax jurisdiction, in each case in any country other than the country of its formation.

(j)            Final Assessments.  The Company has received final assessments of its tax returns (“shumot sofiot”) since its incorporation and until 2006.

(k)           Tax Incentives.  The Company is in compliance with all terms and conditions of any Tax exemptions, Tax incentives, Tax holiday or other Tax reduction agreement, approval or order of any Tax authority (including the Investment Center) granted to the Company, all of which are listed in Section 4.10(k) of the Company Disclosure Schedule.

(l)            The Company is not subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any tax ruling made in connection with the provisions of Part E2 of the ITO.

(m)          The Company has not undertaken any transaction which requires special reporting in accordance with Section 131(g) of the ITO and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006.

(n)           The Company is not nor has it ever been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. The Company has maintained documentation (including any applicable transfer pricing studies) in connection with any related party transactions in accordance with Section 85 of the ITO and any comparable provisions of any other applicable Tax Law.

4.11         Intellectual Property.

(a)           Section 4.11(a) of the Company Disclosure Schedule lists all of the Intellectual Property Registrations, including the filing number, country, filing date, expiration date and title, and all domain names and registrations therefor filed by or in the name of the Company. Each Intellectual Property Registration is valid and subsisting, all necessary registration, maintenance and renewal fees currently due and due within 90 days of the Closing Date in connection with such Intellectual Property Registration have been made and all necessary documents, recordations and certificates in connection with such Intellectual Property Registration have been filed with the relevant Governmental Authorities, for the purposes of prosecuting, perfecting and maintaining such Company Intellectual Property Registrations.  There is no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Intellectual Property Registrations invalid or unenforceable, or would affect any pending application for any Intellectual Property Registrations and the Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Intellectual Property Registrations that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Intellectual Property Registrations.

(b)           Section 4.11(b) of the Company Disclosure Schedule lists:

(i)          all Software developed by or for or otherwise owned by the Company; and

(ii)          all products and services currently produced, manufactured, marketed, licensed, sold, furnished or distributed by the Company and each product and service currently under development by the Company (the “Company Products”).

(c)           Section 4.11(c) of the Company Disclosure Schedule lists all Contracts or licenses by which the Company licenses to any person or entity any Company Intellectual Property Rights or Company Intellectual Property (each, a "Company License"). The Company is not party to any Contract or license by which third parties have licensed Intellectual Property or Intellectual Property Rights to the Company.

Each Company License is a valid and binding obligation, enforceable in accordance with its terms.  With respect to each Company License, there is no default (or event that with the giving of notice or passage of time would constitute a default) by the Company or any other party thereto.  Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby constitute a breach of or default under any Company License or give any third party any rights of termination, acceleration or escrow under any Company License.

(d)           Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will result in (i) the Company or Buyer granting to any third party any right in any Company Intellectual Property Rights, (ii) the Company or Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) the Company or Buyer being obligated to pay any royalties or other amounts to any third party that would not have been payable by the Company but for such execution, delivery or performance.

(e)           No Person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property Rights.

(f)           The Company has good and valid title, free and clear of all Liens and royalty payments, to all Intellectual Property and Intellectual Property Rights necessary to permit the Company to conduct the Business in the same manner as it has been conducted prior to the date hereof, and in the manner proposed to be conducted.

(g)           The Company Intellectual Property Rights comprise all the Intellectual Property Rights used in the Business or otherwise necessary to conduct the Business in the same manner as it has been conducted prior to the date hereof, and in the manner proposed to be conducted.

(h)           Neither the Company nor any other party authorized to act on its behalf has disclosed or delivered to, committed to disclose or deliver to, or permitted the disclosure or delivery to, any escrow agent or other party of, any Source Code, design manuals or production files that comprises Company Intellectual Property.

(i)           No current or former employee or consultant of the Company: (i) is in violation of any term or covenant relating to the Intellectual Property or Intellectual Property Rights of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, non-competition agreement or any other Contract with any party by virtue of such employee’s or consultant’s being employed by, or performing services for, the Company; (ii) is using Trade Secrets or other Intellectual Property of third parties other than as expressly authorized by such third parties; (iii) has developed any Intellectual Property for the Company that is subject to any Contract or Law under which such employee or consultant has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such Intellectual Property.  Neither the employment of any employee of the Company, nor the use by the Company of the services of any consultant subjects the Company (or will subject Buyer) to any Liability to any third party (including for improperly soliciting such employee or consultant to work for the Company).

(j)           Neither the operation of the Business as conducted and as proposed to be conducted, nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Product infringes or misappropriates any Intellectual Property Rights of any third party.

(k)           The Company has not received any threat, demand or notice of any claims from any Person asserting that the Company’s use of any of the Intellectual Property used or owned by the Company constitutes any infringement, interference, violation, misappropriation, breach or wrongful use of the Intellectual Property Rights of any third party and the Company is not party to any proceeding or outstanding Order, Contract or stipulation restricting in any manner the use, transfer, sale, assignment and/or licensing by the Company of any Intellectual Property, or which may affect the validity, use or enforceability of any Company Intellectual Property Rights.  The Company has not received any communication from any third party requesting that the Company take a license of or the initiation of licensing discussions relating to Intellectual Property Rights of such third party.

(l)           All of the Intellectual Property was entirely developed (i) by employees and/or consultants of the Company in the course of their employment or engagement and are owned by the Company as works made for hire or otherwise by operation of law, and all Intellectual Property arising therefrom has become the exclusive property of the Company, or (ii) validly transferred by the inventor, developer or author to the Company, and all Intellectual Property Rights related thereto are owned by the Company free and clear of any Lien or royalty payment.  The Company has not transferred, sold, and/or assigned any of its ownership rights in any Intellectual Property developed by or for Company to any Person.

(m)           The Company has taken all steps necessary, appropriate or desirable (including, without limitation, entering into appropriate confidentiality, non-disclosure and non-competition agreements with all officers, employees and consultants of the Company with access to or knowledge of the Company’s patents, trademarks, trade names, copyrights, inventions, Trade Secrets, Software licenses and other proprietary information) to safeguard and maintain: (i) the secrecy and confidentiality of all Trade Secrets, and (ii) its Intellectual Property Rights in all the Company Intellectual Property.  All current and former officers, employees and consultants of the Company having access to proprietary information of the Company, its customers or business partners and inventions owned by the Company have executed and delivered to the Company an agreement regarding the protection of such proprietary information (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners).

(n)           No current or former employee, officer, member, manager or consultant of the Company has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property.

(o)           All Company Products conform to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers, and the Company has no Liability (and there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith. The Company has made available to Buyer all documentation relating to the testing of the Company Products and plans and specifications for the Company’s products or services currently under development by the Company.  The Company has a policy and procedure for tracking bugs, errors and defects of which they become aware in the Company’s products or services, and maintains a database covering the foregoing.

(p)           Except as set forth in Section 4.11(p) of the Company Disclosure Schedule no government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of the Company Products.  No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for the government, a government-owned institution or hospital, the Israel Defense Forces, a university, college or other educational institution or a research center, including as an employee, contractor, consultant or graduate student, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or during a period of 18 months prior thereto.  Except as set forth in Section 4.11(p) of the Company Disclosure Schedule no government agency, educational institution, research center or other government-supported institution has any rights or option on rights concerning any Company Intellectual Property or any Company Product.

(q)           All use and distribution of any Open Source Materials by the Company is in full compliance with all licenses applicable thereto, including without limitation all copyright notice and attribution requirements.  Section 4.11(q) of the Company Disclosure Schedule lists all Open Source Materials used by the Company in any Company Product, including without limitation in development or testing thereof, and describes (1) the manner in which such Open Source Materials were used, (2) whether (and, if so, how) the Open Source Materials were modified by or for the Company, (3) whether the Open Source Materials were distributed by or for the Company, and (4) how such Open Source Materials are integrated with or interact with the Company Products or any portion thereof.  Except as set forth in Section 4.11(q) of the Company Disclosure Schedule, the Company has not:  (i) incorporated Open Source Materials into, or combined Open Source Materials with, any of the Company Products; (ii) distributed Open Source Materials in conjunction with or for use with any Company Products; or (iii) used Open Source Materials.

(r)           The Company has complied, in all material respects, with all applicable Laws, Permits and Contractual commitments relating to (i) the privacy of the Company's employees, consultants and independent contractors, (ii) the privacy of its users of the Company Products and all of the Company’s websites and participants in its clinical and other studies, and (iii) the collection, use, storage and disclosure of any personally identifiable information collected by the Company and by third parties acting on the Company’s behalf or having authorized access to the Company’s records.  The Company has not disclosed, nor has any obligation to disclose, any personal information collected from any user or participant to any third party.  No claims have been asserted or are threatened against the Company by any Person or entity alleging a violation of any Person’s privacy, personal or confidentiality rights under the privacy policies of the Company or any Contract.  The Company operates its websites and otherwise conducts its business in full and complete compliance with any Contractual obligations relating to privacy, data protection, and the collection and use of personal information.  Neither this Agreement nor the transactions contemplated by this Agreement will violate the Company's privacy policies as they currently exist or as they existed at any time during which any of the personally identifiable information was collected or obtained. With respect to all personal or user information collected by the Company in connection with its business, the Company has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  There has been no unauthorized access to or other misuse of that information.  There has been no unauthorized disclosure of electronic communications or customer or participant records to any third party, including any Governmental Authority.  The disclosure by the Company to Buyer, and the use and further disclosure by Buyer to Affiliates of Buyer or other Persons, of the Company Intellectual Property will not violate any privacy policy, data-sharing agreement, confidentiality agreement or non-disclosure agreement of which the Company is a party, or infringe or violate the privacy rights of any Person.

(s)           The Company has obtained all approvals necessary for exporting the Company’s products, including Software, outside Israel in accordance with Israeli export control Laws, and importing the products and Software into any country in which the products and Software are now sold or licensed for use, and all such export and import approvals in the United States, Europe, Israel and throughout the world are valid, current, outstanding and in full force and effect.  The Business as currently conducted and proposed to be conducted does not violate any United States, European, Israeli or other applicable Law involving restrictions or limitations on the use, development, export of or encryption of technology, and the Business as currently conducted and as proposed to be conducted does not require the Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other applicable laws regulating the development, commercialization or export of technology.

4.12         Material Contracts.

(a)           Disclosure.  Section 4.12(a) of the Company Disclosure Schedule sets forth a list of all of the following Contracts (including written summaries of any oral Contracts):

(i)            Contracts or commitments involving future Liabilities, actual or potential, in excess of $50,000 (or its equivalent in NIS) from and after the date hereof;

(ii)           Contracts which place any limitation on freedom of the Company, or any officer (or Person fulfilling and equivalent position), director (or Person fulfilling an equivalent position), employee or Affiliate of the Company, to engage in any line of business anywhere in the world (such as non-compete undertakings and grants of exclusive rights);

(iii)          employment Contracts, consulting Contracts, Contracts with independent contractors, severance agreements, “change in control” agreements, “stay-bonus” agreements or similar arrangements or Contracts, including that will result in the payment by, or the creation of any Liability of, the Company or the Buyer to pay severance, termination, “golden parachute” or other similar payments to any present or former personnel or contractors following termination of employment or engagement or otherwise as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(iv)          profit sharing, stock option, stock purchase, stock appreciation, deferred compensation or plans or arrangements for the benefit of the current or former shareholders, directors (or Persons fulfilling equivalent positions), officers (or Persons fulfilling equivalent positions) or employees of the Company;

(v)           Contracts relating to the issuance or ownership of any share capital or other equity interests, including securities convertible into or exchangeable for equity interests of the Company;

(vi)          Contracts under which the Company has created, incurred, assumed or guaranteed any indebtedness or under which the Company has imposed a Lien on any of its assets, tangible or intangible;

(vii)         indemnification agreements;

(viii)        Contracts under which the Company has advanced or loaned any amount to any of its shareholders, directors (or Persons fulfilling equivalent positions), officers (or Persons fulfilling equivalent positions) or employees outside the Ordinary Course of Business;

(ix)          any Contract with any Governmental Authority or with any educational institution or part thereof;

(x)           any Contract under which a third party manufactures any product or component for the Company;

(xi)          all Contracts relating to the Company's clinical studies, including agreements with clinical research organizations and other Persons that provide services to the Company in connection with its clinical studies;

(xii)         any distribution agreements;

(xiii)        any Contract between the Company and any medical doctor, hospital, medical insurer or other medical services provider;

(xiv)        any Contract under which the Company gave a warranty with respect to Company Products that is different that the Company's standard warranty as disclosed in writing to the Buyer;

(xv)         any Contract between the Company and the Seller or any Affiliate, officer, director or shareholder of the Seller;

(xvi)        any Contract under which the Company would be required to make any payment or grant to any Person any right as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(xvii)       any material Contract not made in the Ordinary Course of Business; and

(xviii)      any other Contract material to the business of the Company or under which the consequences of a default or termination could reasonably be expected to result in a Company Material Adverse Effect.

All of the foregoing, as well as each Company License are herein referred to as “Material Contracts.”  The Company has made available to the Buyer complete, true and correct copies of all Material Contracts.  Each Material Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)           Absence of Defaults.  Each Material Contract is a valid and binding obligation of the Company, and each other party thereto, and is in full force and effect.  The Company is not, nor is any other party, in breach or default under any Material Contract.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a refund, rebate, chargeback or penalty under any Material Contract or (C) the right to cancel, terminate or modify any Material Contract.  The Company has not received any written notice regarding any actual or alleged violation or breach of, or default under, any Material Contract.  The Company has paid or will pay, in the Ordinary Course of Business of the Company, prior to the Closing, all amounts owing under the Material Contracts that are currently due and payable.

(c)           Restrictions; Exclusive Rights.  Neither the Company, nor any of its officers (or Persons fulfilling equivalent positions), directors (or Persons fulfilling equivalent positions) or employees, are party to, and none of the Company’s assets is bound by, any Order or Contract (noncompete or otherwise) that (i) restricts or prohibits the Company or such officers (or Persons fulfilling equivalent positions), directors (or Persons fulfilling equivalent positions) or employees from engaging in its business as now conducted or from competing with respect to its business anywhere in the world (including any Contracts restricting the geographic area in which the Company may sell, license, market, distribute or support any product or technology or provide services or restricting the markets, customers or industries that the Company may address in operating its business or restricting the prices that the Company may charge for the services provided by it) or (ii) includes any grants by the Company to a third party of exclusive rights or licenses of the Intellectual Property of the Company.

4.13         Litigation.  Neither the Company nor the Seller is subject to, and none of the assets or properties of the Company or the Seller is bound by, any Order.  Neither the Company nor the Seller is a party, or threatened to be made a party, to any Proceeding, of, in or before any Governmental Authority, and no basis exits for the commencement of any such Proceeding by or against the Company or the Seller.  Section 4.13 of the Company Disclosure Schedule contains a complete and accurate description of all Proceedings since the Company’s inception to which the Company or the Seller has been a party or which relate to the Business, assets or the officers (or Persons fulfilling equivalent positions) or directors (or Persons fulfilling equivalent positions) of the Company or the Seller or any Proceedings which were settled prior to the institution of formal proceedings.

4.14         Compliance with Laws.  The Company has at all times operated its Business in compliance with all applicable Laws and Orders. The Company has not received any notice to the effect that, or has otherwise been advised that, the Company is not in compliance with any such Laws or Orders and the Company has no reason to anticipate that any existing circumstances are likely to result in any violation of any such Laws or Orders.

4.15         Environmental Matters.  The Company (a) is now and at all times has been in compliance with all Environmental Laws and (b) has not received any written notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under any Environmental Law.  There is not now and has not been any hazardous substances used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about or emanating from or to, any property currently or previously owned, leased or operated by the Company, except in full compliance with all applicable Environmental Laws.

4.16         Employee Benefit Plans.

(a)           For purposes of this Agreement, a "Benefit Plan" shall mean all pension, compensation,  incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, share purchase, stock option, stock appreciation, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements.

(b)           The Company does not have any Benefit Plans currently in effect. Company employees have been issued options to purchase shares of the Seller under the Seller's stock option plan.

4.17           Labor and Other Employment Matters.

(a)           The Company is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, including the Advance Notice for Dismissal and Resignation Law, 5761 2001, the Severance Pay Law 5732 1963, the Notification to an Employee (Terms of Employment) Law, 5762 2002, the Prevention of Sexual Harassment Law, 5758 1998, the Wage Protection Law, 5718 1958, the Annual Leave Law, 5711 1951, the Employment of Women Law, 5713 1953, the Employment of Employees by Manpower Contractors Law, 1996 and the Hours of Work and Rest Law, 5711 1951.  The Company is not, nor ever has been a party to any collective bargaining or other labor union contract applicable to Persons currently or formerly employed by the Company, and no collective bargaining agreement or other labor union contract is being negotiated by the Company.  No labor union or similar organization has otherwise been certified to represent any Persons employed by the Company or has applied to represent such employees or is attempting to organize so as to represent such employees.  The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other compensation for any services performed for it or amounts required to be reimbursed to such employees.  The Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, payments to the National Insurance Institute, payments to pension arrangements, payments to eduction funds and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.  There are no pending claims against the Company under any workers’ compensation plan or policy or for long term disability.  There is no outstanding charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is not pending or threatened before any Governmental Authority in any jurisdiction in which the Company has employed or currently employs any Person.  Each independent contractor or consultant of the Company has been properly classified as an independent contractor under applicable Laws.  Each of the employees of the Company has been properly classified as either an exempt or a non-exempt employee for the purposes of all applicable wage and hour Laws and all employees of the Company have received the pay to which they are entitled to receive under the applicable wage and hour Laws.  No employee of the Company is in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by it or to the use of trade secrets or proprietary information of others.  No employee of the Company has given notice, nor does any such employee intend to terminate his or her employment with the Company.  No employee of the Company benefits from, any extension order (“tzav harchava”) other than those applicable generally in the industry in which the Company operates, which are listed in Section 4.17(a) of the Company Disclosure Schedule. All accounts with former employees have been fully and finally settled and each former employee has signed a waiver and release letter towards the Company.

(b)           Section 4.17(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all employees, senior officers (or Persons fulfilling equivalent positions), directors (or Persons fulfilling equivalent positions) and consultants that are either an individual or an individual providing services via a wholly-owned company, of the Company as of the date hereof, together with (i) their titles or positions, (ii) dates of hire or engagement, (iii) regular work location, (iv) current rate of pay or annual compensation (including benefits and actual or potential bonus payments), (v) status of employment or engagement, (vi) annual vacation, sick and other paid time off allowance; (vii) termination notice period; (viii) severance payments beyond those mandated by law and the implementation of Section 14 arrangement in accordance with the Severance Pay Law; and (viii) accrued vacation, sick and other paid time off as of the date hereof.

(c)           The Company has identified in Section 4.17(c) of the Company Disclosure Schedule and has delivered to the Buyer true and complete copies of all current and outstanding (or that may become effective as a result of this Agreement or the transactions contemplated hereby) (i) severance and employment agreements with directors (or Persons fulfilling equivalent positions), officers (or Persons fulfilling equivalent positions) or employees of or consultants to the Company, (ii) severance programs and policies of the Company with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company with or relating to its directors (or Persons fulfilling equivalent positions), officers (or Persons fulfilling equivalent positions), employees or consultants which contain change in control provisions.  Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment): (x) result in any payment (including severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company from the Company or any of its Affiliates, (y) significantly increase any benefits otherwise payable or (z) result in any acceleration of the time of payment or vesting of any benefits.

(d)           The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plans or any employment agreement with an Employee that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(e)           Without limiting the foregoing sub-paragraphs of this Section 4.17:

(i)            The Company’s obligations to provide statutory severance pay to its Employees pursuant to the Severance Pay Law, 5723 1963 are fully insured against, or fully funded.  The Company uses the provisions of Section 14 of the Severance Pay Law, 5723 1963 with respect to such statutory severance pay.

(ii)           All amounts that the Company is legally or contractually required either (x) to deduct from its Employees’ salaries or to transfer to such Employees’ pension or provident fund, disability insurance, continuing education fund or other similar funds or (y) to withhold from its Employees’ salaries and benefits and to pay to any Governmental Authority as required by the ITO and by the National Insurance Law [Consolidated Version], 5755 1995, the National Health Insurance Law, 5754 1994 or otherwise, have, in each case, been duly deducted, transferred, withheld and paid. All amounts that the Company is required to deduct from its Employees’ salaries in accordance with the provisions of such Employee's employment Contract in connection with the Company's car leasing program have been duly deducted.

(iii)          The Company has not engaged any Employee whose employment would require special licenses or permits.

(iv)          There are no unwritten policies or customs concerning the payment of statutory severance pay when it is not legally required that, by extension, could entitle Employees of the Company to severance benefits in addition to those to which they are entitled pursuant to the applicable Laws.

(f)           The Company has not engaged any consultants, sub-contractors or freelancers who, according to Law, would be entitled to the rights of an Employee vis-à-vis the Company, including rights to severance pay, vacation, recuperation pay (“dmei havra’a”) and other Employee-related statutory benefits.

4.18         Insurance.  Section 4.18 of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) of which the Company is the policy holder: (i) the name, address and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; and (iii) the policy number and the period of coverage.  With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) no party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof.  The Company has been covered since its date of incorporation by insurance in scope and amount customary, prudent and reasonable for the businesses in which it has engaged during such time period.  Section 4.18 of the Company Disclosure Schedule sets forth all losses and/or settlements for claims the Company has experienced since its date of incorporation under any insurance policy, and sets forth a statement of any pending claims under any insurance policies. The are no claims outstanding under any Company insurance policy and no event has occurred, and no circumstance or condition exists, that has resulted in, or that will result in or would reasonably be expected to result in, any claim for payment under any Company insurance policy.

4.19         Minute Books and Records. The minute books of the Company made available to Buyer contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent of the Company’s directors or shareholders since its time of incorporation and reflect all transactions referred to in such minutes accurately. All corporate records including, share registry, board of directors and shareholders minutes, organizational documents and all other statutory books, minutes and all other business records with respect to the assets, business and operations of the Company:

(i)            have been properly maintained, are up-to-date, legally valid and effective and are in compliance with applicable Laws;

(ii)           contain complete, true and accurate records of all matters required to be dealt with in them, in accordance with applicable Law and are factually consistent with all other relevant statutory records or documents and the Company is not aware of any deficiencies in any such records.

4.20         Brokers’ Fees.  The Company does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.21         Related Party Transactions.  Other than as set forth on Section 4.21 of the Company Disclosure Schedules or as contemplated by this Agreement, no shareholder, director (or Person fulfilling an equivalent position) or officer (or Person fulfilling an equivalent position) of the Company (or any relative thereof), owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies) or is a member, manager, partner, officer, director or shareholder of any Person (excepting not more than 5% stock holdings for investment purposes in securities of public held and traded companies) that is a lessor, lessee, franchisee, customer, service provider, contractor or supplier of the Company.  Each transaction set forth on Section 4.20 of the Company Disclosure Schedules was entered into on an arms-length basis and on terms which are substantially similar to those which could have been obtained from an unrelated third party.

4.22         Real Property.

(a)           Owned Real Property.  The Company does not own any real property.

(b)           Leased Real Property.  Section 4.22(b) of the Company Disclosure Schedule sets forth the address of each parcel of Leased Real Property.  The Company has delivered to the Buyer a true and complete copy of each lease agreement (each, a “Lease”) in effect for the Leased Real Property.  With respect to each Leased Real Property: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (iii) neither the Company nor any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, (iv) neither the Company nor any other party to the Lease has repudiated any provision thereof, (iv)  there are no disputes, oral agreements or forbearance programs in effect as to the Lease and (v) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold.

4.23         Permits.  Section 4.23 of the Company Disclosure Schedule sets forth a complete list of all Permits, all of which are as of the date hereof, and will be as of the Closing Date, in full force and effect.  The Company has and at all times had all Permits required under any applicable Laws in the operation of its Business or in its ownership of its assets, and owns or possesses such Permits free and clear of all Liens.  The Company is not in default, nor has the Company received any notice of any claim of default, with respect to any such Permit.  Except as otherwise governed by applicable Laws, all such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

4.24         Anti-Bribery Law.  Neither the Seller not the Company has, nor any predecessor of the Company or the Seller, nor any shareholder, officer, director, employee, agent, representative or other Person associated with or acting on behalf of and at the instruction of the Company, the Seller or any predecessor has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of Section 291A of the Israeli Penal Code, as amended, the U.S. Foreign Corrupt Practices Act, or any other applicable Law or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

4.25         Government Funding.  Except as detailed in Section 4.25 of the Company Disclosure Schedule, the Company has not applied for or received any financial assistance from any Governmental Authority. Section 4.25 of the Company Disclosure Schedule sets forth all subsidies, grants and incentives from the Government of the State of Israel or any agency thereof, or from any other Governmental Authority, granted to the Company or for which the Company has an outstanding application (including the grant of "approved/privileged enterprise" status under the Israeli Law for the Encouragement of Capital Investment, 5719-1959 (the “Investment Center”) and grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade & Labor (the “OCS”)) and of all letters of approval, certificates of completion, and supplements and amendments thereto  (the “Grants"), and all correspondence related thereto. The Company is in compliance with the terms and conditions of all Grants and the laws applicable thereto, and has duly fulfilled all the undertakings required thereby. The Company is not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or modification of any of the Grants.  The Company has made available to the Buyer all documents relating to the Grants prior to the date hereof. The Company has obtained a written confirmation from the Investment Center that no additional approval for the transactions contemplated by this Agreement and the Ancillary Agreements is required (“Investment Center Confirmation”), and such confirmation is in effect as of the Closing Date. Without limiting the generality of the foregoing, Section 4.25 of the Company Disclosure Schedule includes the aggregate amount or benefit of each Grant, and the aggregate outstanding obligations thereunder of the Company with respect to royalties, and the composition of such obligations or amount by the product or product family to which it relates. All information provided by Company to any Governmental Authority including the Investment Center and the OCS in connection with the receipt of any Grant was true, complete and accurate.

4.26           Clinical and Regulatory Compliance.

(a)           The Company has obtained each federal, state, county, local or non U.S. (a) Permit, license, exemption, consent, certificate, franchise, permission, variance, clearance, registration, qualification, authorization or other approval issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Laws, transmittals, policies or guidance; or (b) right under any Contract with any Governmental Authority ("Governmental Authorizations") (including 510(k) and any other Governmental Authorization), or is exempt therefrom, that may be required by the FDA or any other Governmental Authority engaged in the regulation of the Company Products, for the use, distribution, marketing, testing, manufacture and sale of the Company Products in each jurisdiction in which the Company distributes, markets, tests, manufactures or sells the Company Products or proposes to distribute, market, test, manufacture or sell the Company Products. All such Governmental Authorizations are listed in Section 4.26(a) of the Company Disclosure Schedule. All annual establishment manufacturing registration and device listing, annual reports and similar regulatory filing requirements that are required to be filed in order to reasonably be expected to maintain any Governmental Authorization and manufacturing facility registrations or licenses have been filed in a timely fashion. The Company has not received any notice or written communication with respect to the Company's Business from any Governmental Authority regarding, and there are no facts or circumstances that are likely to give rise to, (i) any violation of applicable Laws, transmittals, policies or guidance, or change in any Governmental Authorization, or any failure to comply with any applicable Laws, transmittals, policies or guidance, or any term or requirement of any Government Authorization or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Governmental Authorization.

(b)           The operation of the Company 's Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all the Company Products, is and at all times has been in compliance with all applicable Laws, transmittals, policies, guidance, Governmental Authorizations and orders including those administered by the FDA for products sold in the United States.  There is no actual or threatened action or investigation in respect of the Company's business by the FDA or any other Governmental Authority which has jurisdiction over the operations, properties, products or processes of the Company, or by any third parties acting on their behalf. No Governmental Authority is considering such action or investigation or of any facts or circumstances that are likely to give rise to any such action or investigation.

(c)           The Company has not had any product or manufacturing site subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, "warning letters," "untitled letters" or requests or requirements to make changes to the operations of the Company's business or the Company Products, or similar correspondence or written notice from the FDA or other Governmental Authority in respect of the Company's Business and alleging or asserting noncompliance with any applicable Laws, transmittals, policies, guidance, or Governmental Authorizations, and neither the FDA nor any Governmental Authority is considering such action. No vigilance report or medical device report with respect to the Company Products has been reported by the Company, and no vigilance report or medical device report is under investigation by any Governmental Authority with respect to the Company Products.

(d)           All studies, tests and preclinical tests and clinical trials in respect of the Company's Business being conducted by or on behalf of the Company that have been or will be submitted to any Governmental Authority, including the FDA and its counterparts worldwide, including in the European Union, in connection with any Governmental Authorizations, are being or have been conducted in compliance with all applicable Laws, transmittals, protocols, policies and guidance. The Company has not received any notices, correspondence or other communication in respect of the Company's Business from the FDA or any other Governmental Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or in which the Company has participated, and neither the FDA nor any other Governmental Authority is considering such action. The Company has not received specific written notification from a Governmental Authority of the rejection of data obtained from any clinical trials conducted by, or on behalf of, the Company or in which the Company has participated with respect to the Company's Business or the Company's products, which data were submitted to the Governmental Authority and which were necessary to obtain regulatory approval or clearance of a particular Company Product. Section 4.26(d) of the Company Disclosure Schedule sets forth a list of all adverse event reports (if any) related to the Company Products, including any Medical Device Reports (as defined in 21 CFR 803).  Set forth in Section 4.26(d) of the Company Disclosure Schedule are complaint review and analysis reports (if any) of the Company through the date hereof.

(e)           The manufacture of the Products by, or on behalf of, the Company is being conducted in compliance with all applicable Laws, transmittals, policies and guidance including the FDA's Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by any Governmental Authority in countries outside the United States. The Company is in compliance with all applicable Laws, transmittals, policies, guidance, and certifications currently held by the Company governing quality systems and manufacturing processes.  All third party assemblers, sterilizers and manufacturers of the Products are in compliance with all applicable Laws, transmittals, policies and guidance governing those third parties' activities, including applicable Laws set forth in 21 C.F.R. Part 807 and 21 C.F.R. Part 820 for products sold in the United States and all other similar applicable Laws, transmittals, policies or guidance.

(f)           The Company is not the subject of any pending or threatened investigation in respect of the Company's Business by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  The Company has not committed any act, made any statement, or failed to make any statement, in each case in respect of the Company's Business, that would provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" and any amendments thereto. Neither the Company, nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable state Laws, transmittals, policies or guidance. No debarment proceedings or investigations in respect of the Company's Business are pending or threatened against the Company or any of its officers, employees or agents.

(g)           There is no pending or threatened, proceeding, informational inquiry or investigation under Medicare, Medicaid or any other government-sponsored health care program (collectively, "Government Programs") involving the Company, nor is the Company aware of any pending or threatened proceeding, informational inquiry or investigation under any private third party health care insurance program (collectively, "Private Insurance Programs") involving the Company. The Company's sales and marketing practices are, and since inception, have been, in compliance with all applicable Laws, transmittals, policies and guidance, and all policies of applicable Private Insurance Programs. The Company has not arranged with or contracted with (by employment or otherwise) any Person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)) of the Company has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b.

4.27           Disclosure.  The Company and the Seller have provided the Buyer with all of the information with respect to the Company and the Shares that the Buyer has requested. There is no material fact or information relating to the business, prospects, condition (financial or otherwise), affairs, operations, or assets of the Company that has not been disclosed to the Buyer by the Company or the Seller. The representations and warranties of the Company and the Seller contained in this Agreement and the Ancillary Agreements (including the Company Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Agreement and the Ancillary Agreements (including the Company Disclosure Schedule) not false or misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that each of the statements contained in this Article 5 is true and correct as of the date hereof and as of the Closing as though made on and as of the Closing Date, except to the extent such representations and warranties relate to an earlier date.

5.1           Organization; Power and Authority; Enforceability.  The Buyer is a company duly organized, validly existing and in good standing under the Laws of the State of Israel.  The Buyer has all necessary corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and has taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  This Agreement and each Ancillary Agreement to which the Buyer is party has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms.

5.2           No Conflict; Consents and Approvals.  The Buyer’s execution, delivery or performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the governing documents of the Buyer or (b) violate or conflict with any material Order or Law applicable to the Buyer.  No material declaration, filing or registration with, approvals or Consents of or assignment by any Persons (including any Governmental Authority) are necessary to be made or obtained in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by the Buyer or the consummation of the transactions contemplated hereby or thereby.

5.3           Experience; Receipt of Information. The Buyer has such knowledge and experience in business matters as to be fully capable of evaluating the merits and risks relating to the acquisition of the Shares, and has reviewed and inspected to its full satisfaction all of the data and information provided to it by the Seller and the Company in connection with this Agreement. The Buyer has been furnished by the Seller and the Company with documents and information regarding the Company, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Seller and the Company concerning the Company's business, assets, liabilities, Intellectual Property rights, legal, regulatory and financial position. The foregoing shall not derogate from the representations and warranties of the Seller and the Company in Articles 3 and 4 above or from the right of the Buyer to rely on such representations and warranties in deciding to purchase the Shares.

5.4           Funds. The Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable the Buyer to consummate the transactions contemplated in this Agreement and to pay the Purchase Price to the Seller.

5.5           Investor Representation. The Buyer is acquiring the Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing the same.

ARTICLE 6
COVENANTS

6.1           Maintenance of Business.  From the date hereof until the Closing Date (the “Pre-Closing Period”), the Company shall carry on and preserve the business of the Company and relationships with suppliers, clinical study sites, regulatory authorities, distributors, insurers, Governmental Authorities, customers and employees in the same manner as it has prior to the date hereof consistent with its past practices.  During the Pre-Closing Period, if the Company becomes aware of a deterioration in the relationship with any clinical study site, regulatory authority, supplier, key customer or business partner of the Company, it will promptly notify the Buyer in writing and, if requested by the Buyer, will promptly restore the relationship.

6.2           Conduct of Business.  During the Pre-Closing Period, the Company shall continue to conduct its business in the Ordinary Course of Business, and, without limiting the foregoing, the Company shall not, and the Seller shall cause the Company not to, without the prior written consent of the Buyer, except as contemplated by this Agreement:

(a)           take any action which could reasonably be expected to result in a Company Material Adverse Effect;

(b)          declare, set aside or pay any dividend or make any distribution (whether in cash or in kind) with respect to any security of the Company or redeem, purchase or otherwise acquire any security of the Company;

(c)           issue or commit to issue any securities of the Company;

(d)           mortgage, lease, sublease, license, pledge or subject to any Lien any of the Company’s assets;

(e)           sell, transfer, exclusively license or otherwise dispose of any of the Company’s assets, or acquire any assets or rights, except in the Ordinary Course of Business;

(f)           waive or release any right or claim for or with respect to the Company;

(g)          change any insurance coverage as is currently in effect;

(h)           incur or assume any Liabilities or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations (absolute, accrued, contingent or otherwise) of any Person, other than Liabilities for trade payables and employee compensation in each case incurred in the Ordinary Course of Business;

(i)            make any loans, advances or capital contributions to, or investments in, any Person;

(j)            amend, modify, terminate or waive or exercise any right under any Material Contract or clinical study protocol or make or enter into any new Contract;

(k)           take any action that would alter the past practice of the Company’s business with respect to the collection of accounts receivable or payments of accounts payable;

(l)            make or change any Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return or any other Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(m)          take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article 7 hereto not being satisfied, or would make any representation or warranty of the Company or the Seller contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, as if the Closing Date were substituted for the date set forth in such representations and warranties, or that would impair the ability of the Company, the Seller or the Buyer to consummate the Closing in accordance with the terms hereof or delay such consummation; or

(n)           agree to do any of the things described in clauses (a) through (m) above.

6.3           Notification.

(a)           During the Pre-Closing Period, each Party shall promptly notify the other Parties in writing of:  (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by such Party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of such Party set forth in this Agreement; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely.  Without limiting the generality of the foregoing, the Company and the Seller shall promptly advise the Buyer in writing of (X) any Proceeding threatened, commenced or asserted against or with respect to the Company, or (Y) any event, condition, fact or circumstance that has had or could reasonably be expected to have a Company Material Adverse Effect.

(b)           If any event, condition, fact or circumstance that is required to be disclosed by the Seller or the Company pursuant to Section 6.3(a) would require any change in the Company Disclosure Schedule (the “Disclosure Schedules”) in order to make the representation or warranty accurate, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Buyer an update to the Disclosure Schedules specifying the details of such event, condition, fact or circumstance and why it necessitates a change to the Disclosure Schedules.  No such update shall be deemed to supplement or amend the Disclosure Schedules for the purpose of determining the accuracy of any of the representations and warranties made by the Company or the Seller in this Agreement for purposes of Article 7 or Article 8 of this Agreement.  No notification given pursuant to Section 6.3(a) shall otherwise limit or otherwise affect any of the representations, warranties, covenants or obligations of the Parties contained in this Agreement.

6.4           Regulatory Permits.  Each Party will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or Consent of any Governmental Authority that may be required, or which another Party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.  The Parties will use all commercially reasonable efforts to obtain, and to cooperate with the other Parties to promptly obtain, all such authorizations, approvals and Consents, provided that the Buyer will not be required to divest any businesses or assets.

6.5           Necessary Consents.  Each Party will use commercially reasonable efforts to promptly obtain such written Consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and to enable the Buyer and the Company to carry on all of the Business of the Company immediately after the Closing, unless otherwise specifically agreed to in writing by the Parties.

6.6           Litigation.  During the Pre-Closing Period, each Party will notify the others in writing promptly after learning of any Proceeding by or before any court, arbitrator or arbitration panel, board or Governmental Authority, initiated by or against it, or known by such Party to be threatened against it that could adversely affect the Company or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

6.7           Access to Information.  During the Pre-Closing Period, the Company will allow the Buyer and its agents access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Taxes, commitments, Contracts, leases, licenses, clinical studies, regulatory filings, Liabilities, financial condition and real, personal and intangible property of the Company.

6.8           Satisfaction of Conditions Precedent.  During the Pre-Closing Period, the Company and the Seller will satisfy or cause to be satisfied all the conditions set forth in Article 7.1, and the Company and the Seller will cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

6.9           Books and Records.  If, in order to properly prepare any documents required to be filed with Governmental Authorities (including Tax authorities), financial statements or for any other business purpose, it is necessary that the Buyer be furnished with additional information and such information is in the possession of the Seller or the Company, such Party shall promptly furnish or cause to be furnished such information to the Buyer upon reasonable prior written notice.  From and after the date of this Agreement and continuing after the Closing, the Company and the Seller shall reasonably cooperate with the Buyer and provide to the Buyer all information that may be required to enable the Buyer to comply with all applicable Laws and any governmental filing requirements or for any other business purpose.

6.10         Further Assurances.  In case at any time after the Closing Date, any further action of the Seller is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Agreements, the Seller shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.

6.11         Taxes.

(a)           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  The Seller shall (i) provide the Buyer with evidence satisfactory to the Buyer that such Transfer Taxes have been paid by the Seller and (ii) provide the Buyer at Closing with a clearance certificate or similar document(s) which may be required by any state Taxing authority to relieve the Buyer of any obligation to withhold any portion of the payments to the Seller pursuant to this Agreement.

(b)           Characterization of Payments. Any payments made to any Indemnified Party pursuant to Article 8 shall constitute an adjustment of the consideration paid for the Shares for Tax purposes and shall be treated as such by Parties on their Tax Returns to the extent permitted by Law.

6.12           Publicity.  Neither Party, nor any of their respective directors, officers, employees, affiliates, advisors (including, without limitation, financial advisors, attorneys, accountants and consultants), shareholders, partners, agents and other representatives (collectively, "Representatives") will make any public disclosure or announcement of, or otherwise disclose to any person (other than, with respect to either Party, its respective officers, directors, employees, affiliates, attorneys, advisors and accountants, agents and representatives whose duties require them to have access to such information), the existence of discussions between the parties hereto concerning, or the terms of, the proposed transaction, or this Agreement or any Ancillary Agreement, without the other Parties' prior written consent, unless such disclosure is required by Law (including securities Laws and regulations) or NASDAQ or TASE rules.  The Parties agree to consult with each other prior to making any public announcement or filing primarily regarding the proposed transaction and to submit the proposed text of any such announcement or other public filing to the other Party for comments. Following the Closing the Buyer shall be permitted to make any public statement in its sole discretion without obtaining the consent of the Company or the Seller. Without derogating from the generality of the above, following the Closing, the Buyer and the Company will allow the Seller and its accountants and legal advisors, subject to customary confidentiality undertakings, access at reasonable times and following reasonable advance notice to the management files, books, records and other information of the Company, in order to enable the Seller to file its annual and periodic reports to the Israel Securities Authority.

6.13           Confidentiality.  The Seller agrees to hold all Confidential Information in strict confidence and shall not at any time: (a) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than the Buyer or the Company); (b) use any Confidential Information for any purpose; or (c) use any Confidential Information for the benefit of any Person (other than the Buyer or the Company).  For purposes of this Section 6.18, “Confidential Information” means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to the Buyer, the Company or any of the Buyer’s other subsidiaries or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of the Buyer, the Company or any of the Buyer’s other subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors), including the contents of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. The obligations of the Seller under this section are subject to any disclosure requirements under Israeli Securities Law and/or TASE rules, provided that the Seller gives sufficient advance notice to the Seller and the Company and acts, and gives the Seller and the Company an opportunity to act, to minimize the disclosure to the greatest extent legally permissible and/or to obtain confidential treatment for such disclosure.

6.14         Nonsolicitation. During the Pre-Closing Period, each of the Seller and the Company shall, and shall cause their respective Representatives, to refrain from soliciting, inducing or initiating any alternate proposals by any other Person related to a merger, acquisition, sale or fundraising involving the Company.

6.15         No Bankruptcy Event. The Seller undertakes that it shall, for a period of at least six (6) months following the Closing Date:

(a)           pay its debts and Liabilities as they become due, and not incur any Liabilities if it does not have a reasonable expectation of being able to repay such Liability when it becomes due:

(b)           not initiate a Bankruptcy Event;

(c)           notify the Buyer immediately upon the commencement of any Bankruptcy Event or any other event that could lead to a Bankruptcy Event; and

(d)           take promptly, at its expense, all measures as are required for preventing, discharging, terminating, removing or achieving a stay of a Bankruptcy Event.

6.16         Change of Name. Within sixty (60) days from the Closing Date, Seller shall change its name to a name that is not similar to "Ultrashape" and that is not associative with the Business, shall register the name change with the Registrar of Companies and shall entirely cease any and all use of the name "Ultrashape."

ARTICLE 7
CONDITIONS TO CLOSING

7.1           Conditions Precedent to the Buyer’s Obligations.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver by the Buyer of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties True.  Each of the representations and warranties of the Seller and the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing as though made on and as of the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).  Notwithstanding the foregoing, each of the representations and warranties of the Seller set forth in Section 3.2 (Title to Shares) and the Company set forth in Section 4.5 (Capitalization) shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing as though made on and as of the Closing Date.

(b)           Covenants Performed.  The Company and the Seller shall each have performed, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by them on or before the Closing Date.

(c)           No Restraints.  There shall not be any Order of any Governmental Authority restraining, enjoining, prohibiting or invalidating the consummation of the transactions which are the subject of this Agreement.  No Proceeding shall be pending before any Governmental Authority or threatened in writing by any Governmental Authority wherein an unfavorable Order could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof or (iii) affect adversely, in any material respect, the operation or control of the Company.

(d)           Resignations.  Each of the directors of the Company and its Subsidiaries shall have delivered duly executed resignations to the Buyer, effective as of the Closing Date.

(e)           No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(f)           The Company shall have satisfied all debts, Liabilities and obligations to its employees through the Closing, other than salary payments for the month during which the Closing occurs if the Closing occurs prior to the end of such month, including any payments relating to previous or current salary reductions.

(g)           The Company shall have filed with the Companies Registrar its annual reports for the years 2010 and 2011 and shall have paid its annual fee to the Companies Registrar for 2012.

7.2           Closing Deliverables to Buyer. At the Closing the following actions will be taken and the following documents will be delivered to the Buyer:

(a)           Waiver and Release. The Seller shall deliver to the Buyer the Waiver and Release, in the form attached as Exhibit 7.2(a) hereto (the “Waiver and Release”), executed by the Seller and each director of the Company, which shall remain in full force and effect as of Closing.

(b)           Compliance Certificate

.  The Seller shall deliver to the Buyer a certificate signed by the CEO of the Seller and the CEO of the Company certifying as to the matters set forth in Sections 7.1(a) and (b) above.

(c)           Delivery of Certain Instruments.

(i)            Share Certificates.  The Seller shall deliver to the Buyer the share certificate(s), duly endorsed by the Company, representing the Shares.

(ii)           Share Transfer Deed. The Seller shall deliver to the Buyer a duly executed and witnessed Share Transfer Deed, in the form attached hereto as Exhibit 7.2(c)(ii), transferring the Shares to the Buyer, effective as of the Closing.

(iii)          Register of Shareholders. The Seller shall deliver to the Buyer an updated Register of Shareholders of the Company showing that immediately following the Closing all of the Shares are held by the Buyer, constituting the entire issued share capital of the Company on a fully diluted basis.

(iv)          Report to Companies Registrar.  The Company shall deliver to the Buyer a report to the Companies Registrar indicating transfer of all of the issued and outstanding share capital of the Company to Buyer, signed by the CEO of the Company and  by Company legal counsel, and otherwise ready for submission.

(d)           Legal Opinion.  The Seller shall deliver to the Buyer a legal opinion of Zitvar & Co., the Company’s and Seller's legal counsel, dated as of the Closing Date, in the form attached as Exhibit 7.2(d) hereto.

(e)           Cash Flow Statement. The Seller shall deliver to the Buyer an estimated cash flow statement , that shall be reasonably acceptable to the Buyer, signed by the Chief Financial Officer of the Seller, and dated as of the Closing Date (the "Cash Flow Statement").

(f)           Company Corporate Resolutions. The Seller shall deliver to the Buyer a copy of resolutions of the Company’s directors approving the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements required to be approved by the board of directors of the Company, and all transactions and the other matters contemplated hereby required to be approved by the board of directors of the Company, in the form attached hereto as Exhibit 7.2(f).

(g)           Seller Corporate Resolutions. The Seller shall deliver to the Buyer a copy of resolutions of the Seller’s board of directors approving the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements required to be approved by the board of directors of the Seller, and all transactions and the other matters contemplated hereby required to be approved by the board of directors of the Seller, in the form attached hereto as Exhibit 7.1(g).

(h)           Wire Transfer Instructions. The Seller shall provide the Buyer with wire transfer instructions for payment of the consideration at Closing.

(i)            Consents.  All Consents required to be obtained in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and shall be in full force and effect.

7.3           Conditions Precedent to the Seller's and the Company’s Obligations.  The obligation of the Seller and the Company to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver by the Company and the Seller of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties True.  Each of the representations and warranties of the Buyer set forth in this Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b)           Covenants Performed.  The Buyer shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Buyer on or before the Closing Date.

(c)           No Restraints.  There shall not be any Order of any Governmental Authority restraining, enjoining, prohibiting or invalidating the consummation of the transactions which are the subject of this Agreement.  No Proceeding shall be pending before any Governmental Authority or threatened in writing by any Governmental Authority wherein an unfavorable Order could reasonably expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof or (iii) affect adversely, in any material respect, the operation or control of the Company.

7.4           Closing Deliverables to Seller. At the Closing the following actions will be taken and the following documents will be delivered to the Seller:

(a)           Legal Opinion.  The Buyer shall deliver to the Seller a legal opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., the Buyer's legal counsel, dated as of the Closing Date, in the form attached as Exhibit 7.4(a) hereto.

(b)           Payment of Purchase Price. The Buyer shall transfer the Purchase Price to the Seller in accordance with the provisions of Article 2.

ARTICLE 8
SURVIVAL AND INDEMNIFICATION

8.1           Survival. The representations and warranties of the Seller and the Company herein shall survive until the end of a period of one (1) year from the Closing Date, other in the case of the Seller's or the Company's fraud or intentional misrepresentation, in which case the applicable representation or warranty will survive until the end of the applicable statute of limitations.

8.2           Indemnification.

(a)           From and after the Closing Date, the Seller (the “Indemnifying Party”), shall hold harmless and indemnify each of the Buyer Indemnified Parties from and against any Damages that are suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and that arise from or as a result of, or are connected with:  (A) any inaccuracy in or breach of any representation or warranty of the Company or the Seller set forth in Article 3 or in Article 4, whether such inaccuracy or breach exists as of the date hereof or as of the Closing Date; (B) any breach of any covenant or obligation of the Seller or the Company; or (C) any Proceeding relating to any inaccuracy, breach or expense of the type referred to in clause (A), or (B) above (including any Proceeding commenced by any Buyer Indemnified Parties for the purpose of enforcing any of its rights under this Article 8).

(b)           The term “Damages” as used in this Section 8.1 is not limited to matters asserted by third parties against the Buyer Indemnified Parties, but includes Damages incurred or sustained by such Persons in the absence of Third Party Claims.

(c)           If the Company suffers or incurs any Damages as a result of or in connection with any incompleteness of, inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of its rights as a Buyer Indemnitee) Buyer shall also be deemed, by virtue of its direct or indirect ownership of the shares of the Company, to have incurred Damages as a result of and in connection with such incompleteness, inaccuracy or breach.

(d)           Any Buyer Indemnified Party may seek a claim for indemnification under this Article 8.

(e)           Other than in the case of the Seller's or the Company's fraud or intentional misrepresentation, the Indemnifying Party's monetary liability for indemnification under this Article 8 will not exceed US$1 million.

(f)            The Buyer Indemnified Parties will not be entitled to indemnification under this Article 8 until the aggregate amount of Damages for which the Buyer Indemnified Parties are seeking indemnification exceeds US$100,000, in which case the Buyer Indemnified Parties shall be entitled to seek indemnification for the entire amount of such Damages.

(g)           Any claim for indemnification pursuant to this Section 8 must be made to the Seller on or before the period stated in Section 8.1 above after the Closing Date and to the extent such claims are made prior to such date, then Seller’s obligation to indemnify Buyer and Buyer Indemnified Parties for such claims shall remain in effect beyond such date.

(h)           Notwithstanding anything contained herein to the contrary, the amount of any Damages incurred or suffered by an Indemnified Party shall be calculated taking into account: (i) any net insurance proceeds received by the Indemnified Party (or any of its affiliates) directly as a result of such Damages, less all expenses incurred by the Indemnified Party in obtaining such insurance proceeds; (ii) any net Tax benefit to the Indemnified Party arising from the Damages; and (iii) any net recoveries of such Damages received by the Indemnified Party from any other third party, less all expenses incurred by the Indemnified Party in obtaining such recoveries. If any such proceeds, benefits or recoveries are received by the Indemnified Party with respect to any Damages after the Indemnified Party has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Party shall pay to the Indemnifying Party the amount of such recoveries (up to the amount of the Indemnifying Party’s payment).

8.3           No Right of Contribution.  From and after the Closing Date, the Indemnifying Party shall have no right of contribution against the Buyer or the Company in connection with any indemnification obligation or any other Liability to which the Seller may become subject under or in connection with this Agreement.

8.4           Procedure for Claims.  If a claim for indemnification pursuant to Section 8.2 (a “Claim”) is to be made by a Buyer Indemnified Party entitled to indemnification hereunder, the Buyer Indemnified Party claiming such indemnification (the “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Seller after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under Section 8.2.Subject to the provisions of Section 8.2(g) above, the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder.  In the case of a Claim brought pursuant to Section 8.2 involving the assertion of a claim by a third party (whether pursuant to a lawsuit, other legal action or otherwise, a “Third Party Claim”), the Buyer shall determine and conduct the defense, compromise or settlement of such Third Party Claim, and (a) all reasonable expenses relating to the defense of such Third Party Claim (whether or not incurred by the Buyer) shall be borne and paid exclusively by the Indemnifying Party; (ii) the Seller shall make available to the Buyer any documents and materials in their possession or control that may be necessary to the defense of such Third Party Claim; and (c) the Buyer shall keep the Seller informed of all material developments and events relating to such Third Party Claim.  The Seller shall be entitled, at its sole option and expense, to participate in, but not to determine or conduct, any defense and investigation of such Third Party Claim or settlement negotiations with respect to such Third Party Claim.

The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 8.4 and for any final judgment (subject to any right of appeal).  If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Damages hereunder, then any amounts incurred by the Indemnified Parties in defense of such claim, regardless of the outcome of such claim, shall be deemed “Damages” hereunder.

8.5           Claim by Yokneam Illit Municipality. Notwithstanding the provisions of Section 8.4 above, with respect to that certain Third Party Claim by the Yokneam Illit Municipality described in Sections 1.4.2 and 11.5 of the Seller's publicly filed quarterly report for the third quarter of 2011, the Seller shall assume sole Liability and expenses for the management and defense of such Third Party Claim and for the payment of all Damages, Orders and settlements relating to such Third Party Claim, and shall fully indemnify and hold the Company and the Buyer harmless from the foregoing.  The Seller shall notify the Yokneam Illit Municipality in writing of such assumption immediately following Closing. If the settlement of such claim may have an adverse effect on the Company or the Buyer, then the Seller shall not settle such claim without the written consent of the Buyer. Any amounts paid or expended by the Seller under this Section 8.5 will not be counted towards the limitation in Section 8.2(e) above and the limitations in Sections 8.2(e) and 8.2(f) above will not apply to the Liabilities of the Seller under this Section 8.5. The Seller will keep the Buyer informed of all material developments and events relating to such Third Party Claim.

8.6           Claim for Bonuses. Notwithstanding the provisions of Article 8 above, in the event that any employee or former of employee of the Company shall claim that he is entitled to the bonus payment disclosed in Section 4.8(p) of the Company Disclosure Schedule, the Seller shall assume sole Liability and expenses for the payment of such bonus, and shall fully indemnify and hold the Company and the Buyer harmless from the foregoing.  Any amounts paid or expended by the Seller under this Section 8.6 will not be counted towards the limitation in Section 8.2(e) above and the limitations in Sections 8.2(e) and 8.2(f) above will not apply to the Liabilities of the Seller under this Section 8.6.

ARTICLE 9
TERMINATION

9.1           Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated prior to the Closing:

(a)           by mutual written consent of the Seller and the Buyer;

(b)           by Buyer, if it is not in material breach of its obligations under this Agreement and there has been a material breach of or inaccuracy in any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller or the Company and such breach or inaccuracy has not been cured within 20 calendar days after written notice to Seller or the Company, as the case may be (provided, that no cure period shall be required for a breach or inaccuracy that by its nature cannot be cured);

(c)           by Seller, if it is not in material breach of its obligations under this Agreement and there has been a material breach of or inaccuracy in any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach or inaccuracy has not been cured within 20 calendar days after written notice to Buyer (provided, that no cure period shall be required for a breach or inaccuracy that by its nature cannot be cured);

(d)           by Buyer, if any condition in Section 7.1 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(e)           by Seller, if any condition in Section 7.2 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date; or

(f)            by either the Seller or the Buyer, if any court or Governmental Authority has issued a final and non-appealable Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or if the consummation of the transactions contemplated by this Agreement is otherwise prohibited by Law; or

(g)           by either the Seller or the Buyer, if the Closing has not occurred (other than as a result of a breach of this Agreement by the Buyer if the Buyer is seeking to terminate this Agreement, or as a result of a breach of this Agreement by the Seller or the Company if the Seller is seeking to terminate this Agreement) by March 22, 2012 or such other date, if any, as the Seller and the Buyer may agree in writing.

9.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect (and, except as provided in this Section 9.2, there shall be no liability or obligation hereunder (including for costs and expenses incurred by the other Parties in connection with this Agreement or the transactions contemplated hereby) on the part of any of the Parties or their respective officers, directors, shareholders or Affiliates); provided, however, that (a) the provisions of Section 2.2(b), this Section 9.2, Article 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for any breach of any representation, warranty or covenant contained in this Agreement.

ARTICLE 10
MISCELLANEOUS

10.1           Notices.  All notices and communications to a Party hereunder shall be made in writing and shall be deemed to have been adequately given if (a) delivered in person (in a manner through which delivery may be verified), (b) sent by facsimile transmission at the facsimile number set forth below, (c) sent by nationally recognized overnight delivery service or (d) mailed, certified mail, return receipt requested, to such Party at its address set forth below (or such other address as it may from time to time designate in writing to the other Parties hereto):

If to the Company, to:

UltraShape Ltd.
Cochav Yoqneam Building, 6th floor,
New Industrial Park Yokneam 20692,
PO Box80
Israel
Attention: CEO
Facsimile:  972-4-909-4117

If to Seller, to:

Ultra Shape Medical Ltd.
Cochav Yoqneam Building, 6th floor,
New Industrial Park Yokneam 20692,
PO Box80
Israel
Attention: Alon Maor
Facsimile:  972-4-909-4117
E-mail: alon@alonmaor.com

with a copy (which shall not constitute notice) to:

Zitvar & Co., Law Offices
7 Begin St.
Ramat-Gan 52521
Israel
Attention: Ronen Zitvar, Adv.
Facsimile: 972-3-612-7779
E-mail: ronen@zitvar.com

If to the Buyer, to:

Syneron Medical Ltd.
Industrial Zone
Tavor Building
P.O.B. 550
Yokneam Illit 20692
Israel
Attention:  General Counsel
Facsimile:  972-73-244-2202

with a copy (which shall not constitute notice) to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center, Round Building
Tel Aviv 67021
Israel
Attention:  Gene Kleinhendler, Adv. and Einat Meisel, Adv.
Facsimile:  972-3-607-4411
E-mail: gene@gkh-law.com; Einat@gkh-law.com

Any such notice shall be deemed to have been given when received.

10.2         Entire Agreement; Amendments and Waivers.  This Agreement, together with the Ancillary Agreements and all Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties; provided however that the Confidentiality Agreement shall terminate upon the Closing.  No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.3         Assignment.  Any of the obligations of the Company or the Seller may not be assigned by the Company or the Seller without the prior written consent of the Buyer. The Seller may assign its rights hereunder to an Affiliate by providing written notice to the Buyer. The Buyer may freely assign any or all of its rights under this Agreement (including its indemnification rights under Article 8), in whole or in part, to any Affiliate without obtaining the consent or approval of any other Party hereto or of any other Person.

10.4         Choice of Law.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the Laws of the State of Israel, without giving effect to any choice of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Israel.

10.5         Representation By Counsel.  Each Party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

10.6         Service of Process; Consent to Jurisdiction.

(a)           SERVICE OF PROCESS.  EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PROCESS, PLEADING, NOTICES OR OTHER PAPERS BY THE MAILING OF COPIES THEREOF BY REGISTERED, CERTIFIED OR FIRST CLASS MAIL, POSTAGE PREPAID, TO SUCH PARTY AT SUCH PARTY’S ADDRESS SET FORTH HEREIN OR BY ANY OTHER METHOD PROVIDED OR PERMITTED UNDER ISRAELI LAW.

(b)           CONSENT AND JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (I) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN THE COMPETENT COURTS LOCATED IN TEL-AVIV, ISRAEL OR, IF SUCH COURT DOES NOT HAVE JURISDICTION OR WILL NOT ACCEPT JURISDICTION, IN ANY COMPETENT COURT IN THE STATE OF ISRAEL; (II) CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; AND (III) WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

10.7         Attorney Fees.  If any Party hereto brings an action to enforce its rights under this Agreement in accordance with the provisions hereof, the prevailing Party shall be entitled to recover its actual out-of-pocket costs and expenses, including reasonable attorneys’ fees reasonably incurred in connection with such action, including any appeal of such action.

10.8         Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.9         Expenses.  Except as otherwise provided in this Agreement, the Seller shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by the Seller and by the Company in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Except as otherwise provided in this Agreement, the Buyer shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by the Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

10.10       No Third Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any Person, other than the Parties hereto and their respective heirs, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.11       Remedies Cumulative; Specific Performance.  The rights and remedies of the Parties hereto shall be cumulative (and not alternative).  The Parties hereto agree that, in the event of any breach or threatened breach by any Party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other Party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

10.12       No Strict Construction.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authoring any of the provisions of this Agreement.

10.13       Headings.  The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

10.14       Counterparts.  This Agreement may be executed in one or more counterparts and signatures may be delivered by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.15       Time is of Essence.  Time is of the essence with respect to the performance of this Agreement.

[Signature Pages Follow]

[Signature Page for Share Purchase Agreement]

IN WITNESS WHEREOF, each Party hereto has executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

COMPANY:

ULTRASHAPE LTD.

By: /s/ Assaf Eyal
Name: Assaf Eyal
Title: Director

SELLER:

ULTRASHAPE MEDICAL LTD.

By: /s/ Assaf Eyal
Name: Assaf Eyal
Title: Director

BUYER:

SYNERON MEDICAL LTD.

By: /s/ Louis Scafuri
Name: Louis Scafuri
Title: CEO

By: /s/ Asaf Alperovitz

Name: Asaf Alperovitz
Title: CFO